Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Tyler Wilson
203.221.1703	212.477.8438 / 646.673.9701
jim@compassequity.com	lberman@igbir.com / twilson@igbir.com
Compass Diversified Holdings Declares First Quarter 2009
Distribution of $0.34 Per Share
Westport, Conn., April 9, 2009 — Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), a leading acquirer and manager of middle market businesses, announced today that its Board of Directors declared a quarterly cash distribution of $0.34 per share. The distribution for the three months ended March 31, 2009 is payable on April 30, 2009 to all holders of record as of April 23, 2009.
Joe Massoud, CEO of Compass Diversified Holdings, commented, “We are pleased to declare a first quarter distribution of $0.34 per share, increasing the cumulative distributions that we have announced since our IPO in May of 2006 to $3.6152 per share. Our distribution for the quarter is testimony to the long-term strength of CODI’s business model, which is focused on owning niche leading companies in diverse industries. CODI’s ability to generate significant cash flow on a normalized basis, combined with its considerable financial strength, positions the Company to continue to pay distributions while also pursuing attractive acquisition opportunities.”
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) was formed to acquire and manage a group of middle market businesses that are headquartered in North America. Its subsidiaries are a diverse group of businesses with highly defensible market positions.
CODI’s structure involves acquisition of controlling ownership interests in its subsidiaries in order to maximize its ability to impact each subsidiary’s performance. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s model involves discipline in identifying and valuing businesses, proactive engagement with the management teams of the companies it acquires and the monetization of its subsidiaries when it believes that doing so will maximize shareholder value. The Company seeks to provide an extraordinarily high level of transparency in financial reporting and governance processes for the benefit of its shareholders. CODI currently has six subsidiaries operating in distinct market niches. The cash flows generated by these businesses are utilized in pursuit of CODI’s dual objectives of investing in the long-term growth of the Company and making distributions of cash to its shareholders.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, which are primarily used for the prevention and treatment of pressure wounds experienced by patients with limited to no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as Staffmark, is a provider of temporary staffing services in the United States. Staffmark is headquartered in Cincinnati, OH and operates over 300 locations in 29 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume, quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all-terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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A copy of this press release, and of past press releases, is available on the Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.